Exhibit 11.  Statement re Computation of Per Share Earnings

                       THE ROUSE COMPANY AND SUBSIDIARIES
                Computation of Fully Diluted Earnings Per Share
               (Unaudited, in thousands except per share amounts)

                                                   Years ended December 31,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 --------  --------  --------

Earnings before extraordinary losses             $17,886   $ 5,850   $ 6,606

Add after tax interest expense applicable to
 convertible subordinated debentures               4,859     4,859     4,859
                                                 -------   -------   -------

Earnings before extraordinary losses,
 as adjusted                                      22,745    10,709    11,465

Extraordinary losses, net of related income
 tax benefits                                     (1,453)   (8,631)   (4,447)
                                                 -------   -------   -------

Net earnings, as adjusted                        $21,292   $ 2,078   $ 7,018
                                                 =======   =======   =======

Shares:
-----------------------------------------------

Weighted average number of common shares
 outstanding                                      55,572    47,814    47,565
Assuming conversion of convertible
 Preferred stock                                   7,587    10,600    10,600
Assuming conversion of convertible
 subordinated debentures                           4,541     4,541     4,541

Assuming exercise of options and warrants
 reduced by the number of shares which
 could have been purchased with the
 proceeds from the exercise of such options        1,224       247       175
                                                 -------   -------   -------

Weighted average number of shares outstanding
 as adjusted                                      68,924    63,202    62,881
                                                 =======   =======   =======

Earnings per common share assuming full
 dilution:
 Earnings before extraordinary losses            $   .33   $   .17   $   .18
 Extraordinary losses                               (.02)     (.14)     (.07)
                                                 -------   -------   -------

 Net earnings                                    $   .31   $   .03   $   .11
                                                 =======   =======   =======



This calculation is submitted in accordance with Regulation S-K item 601 (b)
(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.